EXHIBIT 4

ROLLOVER AGREEMENT

This ROLLOVER AGREEMENT (this “Agreement”), dated as of [●], 2024, is entered into by and between the undersigned individual or legal entity (as applicable) (“Holder”), NH Holdings 2025 SPV, L.P., a Delaware limited partnership (“Holdings”), NH Holdings 2025, Inc., a Delaware corporation and wholly owned subsidiary of Holdings (“Parent”), and NH Holdings Acquisition 2025, Inc., a Delaware corporation and wholly owned subsidiary of Parent. Capitalized terms used herein and not otherwise defined having the meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and NeueHealth, Inc., a Delaware corporation (the “Company”), have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, Holder owns certain shares of Company Common Stock, Company Series A Preferred Stock and/or Company Series B Preferred Stock (the Company Common Stock, Company Series A Preferred Stock and Company Series B Preferred Stock, collectively, the “Company Capital Stock”);

WHEREAS, subject to the terms and conditions of this Agreement, Holder desires, on the date on which the Merger is consummated (the “Merger Closing Date”) but before the Effective Time, to contribute to Holdings the number and class of Company Capital Stock set forth on Holder’s signature page hereto (together with any Company Capital Stock acquired by Holder after the execution hereof but prior to the Holdings Contribution (as defined below), the “Rollover Shares”) in exchange for the Exchange Units (as defined below), and Holdings desires, on such date, to issue to Holder such Exchange Units in exchange for Holder’s contribution to Holdings of the Rollover Shares (collectively, the “Holdings Contribution”);

WHEREAS, (i) immediately following the Holdings Contribution but before the Effective Time, Holdings desires to contribute the Rollover Shares to Parent in exchange for the issuance of additional shares of common stock of Parent, and Parent desires, on such date, to issue to Holdings such additional shares of common stock in exchange for Holdings’ contribution to Parent of the Rollover Shares (collectively, the “Parent Contribution”) and (ii) immediately following the Parent Contribution but before the Effective Time, Parent desires to contribute the Rollover Shares to Merger Sub as a capital contribution (such contribution, together with the Holdings Contribution and the Parent Contribution, the “Contributions”);

WHEREAS, for United States federal income tax purposes, it is intended that (i) the Holdings Contribution will qualify as a transaction described in Section 721(a) of the Code and (ii) the Parent Contribution will qualify as a transaction described in Section 351(a) of the Code; and

WHEREAS, in connection with the consummation of the transactions contemplated by this Agreement and the Merger Agreement, Holdings, Holder and the other holders of Company Capital Stock entering into Rollover Agreements in connection with the transactions contemplated by the Merger Agreement will enter into an amended and restated limited partnership agreement of Holdings on the terms and conditions of the term sheet attached as Exhibit A hereto and on other terms reasonably acceptable to Holdings and Holder (the “Governance Agreement”).

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

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AGREEMENT

Section 1.                Contributions; Closing.

1.1            Contributions.

(a)              On the terms and conditions set forth herein, Holder agrees, at the Closing (as defined below), to contribute to Holdings the Rollover Shares, free and clear of any and all Liens, except Liens arising under applicable securities Laws or the Company’s organizational documents or the documents set forth on Section 4.5(b) of the Company Disclosure Schedule, in exchange for the issuance by Holdings to Holder of the Exchange Units, and Holdings agrees, at the Closing, to issue to Holder the Exchange Units in exchange for the contribution by Holder to Holdings of the Rollover Shares, free and clear of any and all Liens, except Liens arising under applicable securities Laws and the Governance Agreement. For the purpose hereof, the “Exchange Units” shall mean:

i.                 as applicable, a number of newly issued Common Units of Holdings (the “Holdings Common Units”) equal to the number of shares of Company Common Stock that are Rollover Shares, which number of shares of Company Common Stock that are Rollover Shares as of the date hereof is set forth on Holder’s signature page hereto (provided that, any Holdings Common Units received in respect of Company Common Stock from the exercise of Company Warrants shall be non-voting Common Units unless Holder otherwise elects in writing to receive voting Common Units);

ii.               as applicable, a number of newly issued Series A Preferred Units of Holdings (the “Holdings Series A Preferred Units”) equal to the number of shares of Company Series A Preferred Stock that are Rollover Shares, which number of shares of Company Series A Preferred Stock that are Rollover Shares as of the date hereof is set forth on Holder’s signature page hereto; and/or

iii.              as applicable, a number of newly issued shares of Series B Preferred Units of Holdings (the “Holdings Series B Preferred Units”) equal to the number of shares of Company Series B Preferred Stock that are Rollover Shares, which number of shares of Company Series B Preferred Stock that are Rollover Shares as of the date hereof is set forth on Holder’s signature page hereto.

(b)             Immediately following the Holdings Contribution and prior to the Effective Time, Holdings agrees to contribute to Parent the Rollover Shares, free and clear of any and all Liens, except Liens arising under applicable securities Laws or the Company’s organizational documents, in exchange for the issuance by Parent to Holdings of additional shares of common stock of Parent, and Parent agrees to issue to Holdings such additional shares of common stock of Parent in exchange for the contribution by Holdings to Parent of the Rollover Shares.

(c)              Immediately following the Parent Contribution and prior to the Effective Time, Parent agrees to contribute to Merger Sub the Rollover Shares, free and clear of any and all Liens, except Liens arising under applicable securities Laws or the Company’s organizational documents, as a capital contribution to Merger Sub.

1.2            Closing. The closing (the “Closing”) of the Contributions shall occur on the Merger Closing Date but prior to the Effective Time. The Closing shall take place remotely by electronic exchange or at such other time and place as the parties may mutually agree in writing. The representations, warranties and covenants of the parties contained in this Agreement shall survive the Closing.

1.3            Conditions to Closing. The consummation of the Contributions shall be subject to the satisfaction of the following conditions unless waived in writing by Holdings and Holder (in the case of clauses (a) and (b)) or by Holdings (in the case of clause (c)) or by Holder (in the case of clause (d)):

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(a)              No Law or Orders. No Law shall have been enacted, entered, issued or promulgated (and remain in effect) by any Governmental Authority that prohibits consummation of the transactions contemplated hereby.

(b)             Merger Agreement Conditions. The conditions set forth in Article VII of the Merger Agreement shall have been satisfied or waived, and the parties to the Merger Agreement shall complete the Merger immediately following the consummation of the Contributions.

(c)              Representations, Warranties and Covenants of Holder. All representations and warranties made in this Agreement by Holder shall be true and correct in all material respects on the date when made and on and as of the Merger Closing Date with the same effect as if made on and as of the Merger Closing Date, and Holder shall have performed or complied in all material respects with all covenants and agreements to be performed by Holder under this Agreement prior to the Closing.

(d)             Representations, Warranties and Covenants of Holdings. All representations and warranties made in the second and third sentences of Section 2.3 shall be true and correct in all respects, and all other representations and warranties made in this Agreement by Holdings shall be true and correct in all material respects, in each case on the date when made and on and as of the Merger Closing Date with the same effect as if made on and as of the Merger Closing Date, and Holdings shall have performed or complied in all respects with Section 6 of this Agreement and in all material respects with all other covenants and agreements to be performed by Holdings under this Agreement prior to the Closing.

1.4           Holdings Deliveries. At the Closing, Holdings shall deliver to Holder the following:

(a)              the Governance Agreement duly executed by Holdings; and

(b)             the Exchange Units (in book-entry form).

1.5           Holder Deliveries. At the Closing, Holder shall deliver to Holdings the following:

(a)              the Governance Agreement duly executed by Holder; and

(b)             an IRS Form W-8 or W-9, as applicable, duly completed and executed by Holder.

Section 2.                Representations and Warranties of Holdings. Holdings hereby represents and warrants to Holder as follows:

2.1            Organization. Holdings is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware, having full power and authority to own its properties and to carry on its business as conducted. Holdings has not filed an election to be classified as other than a partnership for U.S. federal income tax purposes.

2.2            Authority; Execution and Delivery. Each of Holdings, Parent and Merger Sub has the requisite power and authority to enter into and deliver this Agreement, perform its obligations herein, and consummate the transactions contemplated hereby. Each of Holdings, Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming the execution and delivery by Holder, this Agreement is a valid, legal and binding obligation of Holdings, Parent and Merger Sub, enforceable against Holdings, Parent and Merger Sub in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

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2.3            Exchange Units Duly Authorized; Capitalization. All of the Exchange Units to be issued to Holder under this Agreement, when issued and delivered in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, and shall be issued free and clear of any and all Liens, except Liens arising under applicable securities Laws and the Governance Agreement. Immediately after giving effect to the Contributions, the outstanding equity interests of Holdings shall consist solely of (a) the Exchange Units and (b) Holdings Common Units, Holdings Series A Preferred Units and Holdings Series B Preferred Units issued to other holders of Company Capital Stock entering into Rollover Agreements (the “Other Rollover Agreements”) in connection with the transactions contemplated by the Merger Agreement at the same exchange ratios as provided for in Section 1.1(a)(i) – (iii) above. As of immediately following the Closing, no Person shall hold any equity interests in any direct or indirect Subsidiaries of Holdings, other than (A) Holdings or a direct or indirect wholly owned Subsidiary thereof, (B) holders of Company RSUs (after conversion thereof pursuant to Section 3.4(b) of the Merger Agreement) or (C) holders of equity interests in any direct or indirect Subsidiary of the Company existing as of the date hereof or of a commercial nature established on terms consistent with market practice as of the Closing that is a joint venture or similar non-wholly owned Subsidiary of the Company.

2.4            No Conflicts; No Consents. The execution and delivery of this Agreement by each of Holdings, Parent and Merger Sub, the performance by each of Holdings, Parent and Merger Sub of its obligations hereunder, and the consummation by each of Holdings, Parent and Merger Sub of the transactions contemplated hereby do not and will not (a) conflict with Holdings’, Parent’s or Merger Sub’s organizational documents, (b) materially violate or materially conflict with any Law applicable to Holdings, Parent or Merger Sub or any of Holdings’, Parent’s or Merger Sub’s assets or properties or (c) materially violate or conflict in any material respect with, result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, any agreement to which Holdings, Parent or Merger Sub is a party or by which any of its assets or properties is bound. No consent, approval, authorization or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or any other Person is required to be made or obtained by Holdings, Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than (x) any filings as may be required under Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”) or applicable state “Blue Sky” laws and (y) the Required Insurance Approvals.

2.5            No Litigation. As of the date of this Agreement, there is no action, suit or proceeding pending or, to Holdings’ knowledge, threatened against Holdings, Parent or Merger Sub that would or seeks to materially delay or prevent the consummation of the transactions contemplated hereby. As of the date of this Agreement, none of Holdings, Parent or Merger Sub is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to Holdings’ knowledge, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of the transactions contemplated hereby.

2.6            No Other Representation. Holdings has not received (and is not relying upon) any representations or warranties of Holder, its Affiliates or any other Person acting on behalf of Holder or its Affiliates, other than those contained in Section 3 of this Agreement.

Section 3.                Representations and Warranties of Holder. Holder hereby represents and warrants to Holdings as follows:

3.1            Organization. If Holder is not a natural person, Holder is a corporation, limited partnership, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, having full power and authority to own its properties and to carry on its business as conducted.

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3.2            Ownership of the Rollover Shares. Holder is the sole record (except to the extent the Rollover Shares are held in “street name”) and beneficial owner of the Rollover Shares, free and clear of all Liens, except Liens arising under applicable securities Laws, the Company’s organizational documents or the documents set forth on Section 4.5(b) of the Company Disclosure Schedule. Neither Holder nor any of Holder’s Affiliates is a party to, or bound by, any contract, arrangement, agreement, instrument or order relating to the sale, repurchase, assignment or other transfer of any equity interests in the Company (other than as set forth in the Company’s organizational documents or the documents set forth on Section 4.5(b) of the Company Disclosure Schedule). Except for proxy arrangements disclosed in documents filed with the SEC, Holder has full voting power with respect to all of the Rollover Shares, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Rollover Shares.

3.3            Authority; Execution and Delivery. If Holder is not a natural person, Holder has the requisite power and authority to enter into and deliver this Agreement, perform its obligations herein, and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Holder, and, assuming the due authorization, execution and delivery by Holdings, Parent and Merger Sub, this Agreement is a valid, legal and binding obligation of Holder, enforceable against Holder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or at equity).

3.4            Holder Intent. Holder is acquiring the Exchange Units for Holder’s own account as principal, for investment purposes only, not for any other Person and not for the purposes of resale or distribution. Holder is not acquiring the Exchange Units from Holdings in a fiduciary capacity.

3.5            Financial Status. Holder is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act. Holder is able to bear the economic risk of an investment in Holdings for an indefinite period of time, has adequate means of providing for Holder’s current financial needs and personal contingencies, has no need for liquidity in the investment in Holdings, understands that Holder may not be able to liquidate Holder’s investment in Holdings in an emergency, if at all, and can afford a complete loss of Holder’s investment in Holdings.

3.6            No Other Representation. Holder has not received (and is not relying upon) any representations or warranties from Holdings, Parent or any other Person acting on behalf of the Company, Holdings, Parent or their respective Affiliates, other than those contained in Section 2 of this Agreement.

3.7            No Conflicts; No Consents. The execution and delivery of this Agreement by Holder, the performance by Holder of Holder’s obligations hereunder and the consummation by Holder of the transactions contemplated hereby do not and will not (a) if Holder is not a natural person, conflict with Holder’s organizational documents, (b) materially violate or materially conflict with any Law applicable to Holder or any of Holder’s assets or properties or (c) materially violate or conflict in any material respect with, result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a material default) under, any agreement to which Holder is a party or by which any of Holder’s assets or properties is bound. No consent, approval, authorization or permit of, or declaration, filing or registration with, or notification to, any Governmental Authority or any other Person is required to be made or obtained by Holder in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than the Required Insurance Approvals.

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3.8            No Litigation. As of the date of this Agreement, there is no action, suit or proceeding pending or, to Holder’s knowledge, threatened against Holder that would or seeks to materially delay or prevent the consummation of the transactions contemplated hereby. As of the date of this Agreement, Holder is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to Holder’s knowledge, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would or seeks to materially delay or prevent the consummation of the transactions contemplated hereby.

Section 4.                Acknowledgements of Holder. Holder hereby agrees and acknowledges to Holdings as follows:

4.1            No Registration. Holder understands and agrees that the Exchange Units are being acquired by Holder in a transaction not involving any public offering within the meaning of the Securities Act, in reliance on an exemption therefrom. Holder understands that the Exchange Units have not been, and will not be, approved or disapproved by the U.S. Securities and Exchange Commission or by any other federal or state agency, and that no such agency has passed on the accuracy or adequacy of disclosures made to Holder by Holdings, Parent or Merger Sub. No federal or state governmental agency has passed on or made any recommendation or endorsement of the Exchange Units or an investment in Holdings.

4.2            Limitations on Disposition and Resale. Holder understands and acknowledges that the Exchange Units have not been and will not be registered under the Securities Act, or the securities laws of any state and, unless the Exchange Units are so registered, they may not be offered, sold, transferred or otherwise disposed of except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable securities laws of any state or foreign jurisdiction. Holder recognizes that there will not be any public trading market for shares of Holdings, and as a result, Holder may be unable to sell or dispose of Holder’s Exchange Units.

4.3            Newly Formed Entity. Holder recognizes that Holdings was only recently formed and, accordingly, has no financial or operating history and that the investment in Holdings is extremely speculative and involves a high degree of risk.

4.4            Tax Matters. The parties agree that (i) the Holdings Contribution is intended to qualify as a tax-deferred contribution of property to a partnership under Section 721(a) of the Code and (ii) the Parent Contribution is intended to qualify as a tax-deferred contribution of property to a corporation pursuant to Section 351(a) of the Code, in each case, for U.S. federal income tax purposes (or applicable state or local income Tax purposes) (the “Intended Tax Treatment”). Each of the parties shall prepare and file (and cause their Affiliates to prepare and file) all U.S. income Tax Returns in a manner consistent with the Intended Tax Treatment and shall not take any inconsistent position in a Tax audit or otherwise unless otherwise required to do so pursuant to a final determination within the meaning of Section 1313(a)(1) of the Code.

4.5            Tax Advice. Holder acknowledges and agrees that Holder has relied upon the advice of Holder’s own tax advisors in connection with the transactions contemplated by this Agreement and that Holdings, Parent and Merger Sub make no representation or warranty as to the tax treatment of the Contributions or any of the other transactions contemplated in connection with the Merger Agreement.

4.6            Sole Consideration. Holder acknowledges and agrees that the Exchange Units shall constitute the sole consideration that Holder is entitled to receive in exchange for Holder’s Rollover Shares.

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Section 5.                   Support of the Transaction.

5.1            Tax Information. Holder agrees to deliver to Holdings a statement that includes Holder’s taxpayer identification number, the aggregate fair market value and basis, determined immediately before the Holdings Contribution, of the Rollover Shares transferred by such Holder in the Holdings Contribution and any other information as is reasonably required for Holdings to prepare the statement required by Treasury Regulation Section 1.351-3(a).

5.2            Certain Merger Agreement Matters. Holder agrees to use commercially reasonable efforts to assist and cooperate with Holdings, Parent and Merger Sub in connection with the obligations of Parent and Merger Sub in Section 6.4 and Section 6.8 of the Merger Agreement. To the extent permitted by applicable Law, Holder agrees to, and to cause its Affiliates to, reasonably promptly deliver to Holdings such information as is reasonably requested by Holdings in connection with the transactions contemplated by the Merger Agreement; provided that, with respect to information required to be provided in connection with Section 6.8 of the Merger Agreement, Holder and its Affiliates shall not be required to provide any information that is materially broader than any such information that Holder and its Affiliates have historically provided with respect to Holder’s or its Affiliates’ direct or indirect ownership interest in the Company Group as of the date hereof or is subject to attorney-client privilege (provided that Holder shall use commercially reasonable efforts to provide such information in a manner that will not violate such attorney-client privilege). In furtherance of the foregoing, Holder agrees to promptly notify Holdings and Parent of any required corrections with respect to any written information supplied by Holder specifically for use in connection with the transactions contemplated by this Agreement and the Merger Agreement, if and to the extent that any such information shall have become false or misleading in any material respect. With respect to any information that is required to be provided pursuant to this Section 5.2 but is subject to confidentiality obligations to which Holder and its Affiliates are bound, the Holder shall only be required to provide such information in connection with filings required by Governmental Authorities and Holder may provide such information directly to legal counsel for the Company or Holdings for purposes of such filings such that the Company, Holdings, Parent and Merger Sub are not provided with such information.

5.3            Agreement to Vote. Holder hereby irrevocably and unconditionally agrees with Holdings that, during the time this Agreement is in effect, at any annual or special meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the stockholders of the Company, Holder shall (or shall cause the holder of record of the Rollover Shares to), in each case to the fullest extent that the Rollover Shares are entitled to vote thereon: (a) appear at each such meeting or otherwise cause all the Rollover Shares to be counted as present thereat for purposes of determining a quorum and (b) be present (in person or by proxy) and vote (or cause to be voted), or deliver (or cause to be delivered) any written consents with respect to, all of the Rollover Shares (i) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated hereby and thereby and any other matters necessary or reasonably requested by Holdings for the timely consummation of the Merger and the Contributions; (ii) against any action, agreement or transaction that would reasonably be expected to result in (A) a breach of any covenant, representation or warranty or any other obligation or agreement of Parent or Merger Sub contained in the Merger Agreement or of Holder contained in this Agreement or (B) any of the conditions set forth in Article VII of the Merger Agreement not being timely satisfied; (iii) against any change in the Company Board (unless such proposed change in the Company Board was proposed unilaterally by the Company Board (or a committee thereof) and is not in connection with or in support of any actual or potential Acquisition Proposal); (iv) against any Acquisition Proposal or any other proposal made in opposition to the Merger Agreement or the transactions contemplated hereby and thereby; and (v) against any other action, agreement or transaction involving the Company that is intended, or would reasonably be expected, to impede, interfere with, delay, postpone, adversely affect or prevent the consummation of the transactions contemplated hereby and by the Merger Agreement. In addition, Holder hereby consents to the transactions

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contemplated by the Merger Agreement, including the Merger, for all purposes of the Company’s organizational documents or any Contract between or among Holder and the Company and/or its stockholders. Until the consummation of the Merger Closing, Holder agrees with Holdings that Holder shall (or shall cause the holder of record of the Rollover Shares to), (x) retain at all times the right to vote the Rollover Shares in Holder’s sole discretion that are at any time or from time to time presented for consideration to the Company’s stockholders generally and (y) not consent, in its capacity as a stockholder of the Company, to matters inconsistent with the voting obligations set forth in the preceding clauses (b)(i) through (b)(v). Unless otherwise waived in writing by Holdings, the obligations of Holder specified in this Section 5.3 shall apply whether or not (1) the transactions contemplated by the Merger Agreement or any action described above is recommended by the Special Committee or the Company Board or (2) there has been any Company Board Recommendation Change; provided that, in the event of a Company Board Recommendation Change, solely in connection with a vote that is the subject of this Section 5.3, the number of shares of Company Common Stock of Holder that are subject to this Section 5.3, together with all of the shares of Company Common Stock that are subject to Other Rollover Agreements, shall be reduced on a pro rata basis without any further notice or any action by Holder to be only such number of shares of Company Common Stock that is equal to thirty five percent (35%) of the total number of outstanding shares of Company Common Stock, and Holder, in its sole discretion, shall be free to vote or cause to be voted, in person or by proxy, all of Holder’s remaining shares of Company Common Stock in any manner Holder may choose.

5.4            No Transfers. From and after the date hereof and until this Agreement is validly terminated in accordance with Section 13, Holder agrees with Holdings that Holder shall not, directly or indirectly, without the prior written consent of Holdings, (a) create or permit to exist any Lien on any of the Rollover Shares (except Liens arising under applicable securities Laws, the Company’s organizational documents or the documents set forth on Section 4.5(b) of the Company Disclosure Schedule), (b) transfer, sell, assign, gift, hedge, lend, pledge or otherwise dispose of (including by sale or merger, by tendering into any tender or exchange offer, by testamentary disposition, by liquidation or dissolution, by dividend or distribution, by operation of Law or otherwise), either voluntarily or involuntarily, or enter into any derivative arrangement with respect to (collectively, “Transfer”) any of the Rollover Shares, or any right, title or interest therein (including any right or power to vote to which Holder may be entitled) (or consent to any of the foregoing), (c) enter into (or cause to be entered into) any Contract with respect to any Transfer of the Rollover Shares or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any of the Rollover Shares, (e) deposit or permit the deposit of any of the Rollover Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Rollover Shares, (f) enter into any Contract that would in any way restrict, limit or interfere with the performance of Holder’s obligations hereunder or otherwise make any representation or warranty of Holder herein untrue or incorrect as though made on the date of such Contract or action or (g) approve or consent to any of the foregoing. From and after the date hereof and until this Agreement is validly terminated in accordance with Section 13, if Holder holds any shares of Company Series A Preferred Stock or Company Series B Preferred Stock, Holder agrees with Holdings that Holder shall not take any action to cause the conversion of such shares of Company Series A Preferred Stock or Company Series B Preferred Stock to Company Common Stock.

5.5            No Exercise of Appraisal Rights; Certain Legal Proceedings. Holder waives and agrees with Holdings not to exercise any appraisal rights or dissenters’ rights in respect of the Rollover Shares that may arise in connection with the Merger and Holder agrees with Holdings not to commence, participate in, assist or knowingly encourage in any way any Action to seek (or demand or file any petition related to) appraisal rights or dissenters’ rights in connection with the Merger. Holder hereby agrees with Holdings not to commence, participate in, assist or knowingly encourage in any way, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any Action, derivative or otherwise, against the Company, Holdings, Parent, Merger Sub or any of their respective successors or their Affiliates

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and each of their successors and assigns and their respective directors and officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Merger Closing), except to enforce the terms hereof, or (b) alleging a breach of any duty of the Special Committee, the Company Board or any other Person in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby (including the negotiation or entry into any such agreement).

5.6            Exercise of Company Warrants. If Holder holds any Company Warrants, Holder agrees with Holdings that Holder will exercise all such Company Warrants immediately prior to the Holdings Contribution.

5.7            Governance Agreement. Following the date hereof, each of Holder and Holdings shall use commercially reasonable efforts to mutually agree upon the final terms and conditions of the Governance Agreement, which shall, unless otherwise mutually agreed between Holder and Holdings, be consistent with those as set forth on the term sheet attached as Exhibit A hereto.

5.8            Further Assurances. Each party hereto shall use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to satisfy its obligations hereunder.

Section 6.                Amendments to the Transaction. Holdings shall not, without the prior written consent of Holder, effect or consent to any amendment, supplement or change to the Merger Agreement in any manner that would reasonably be likely to (a) be adverse to the interests of Holder (in a manner disproportionate to the other Persons that shall be holders of equity interests of Holdings immediately following the Closing) or materially increase Liabilities of Holder with respect to the transactions contemplated by this Agreement or by the Merger Agreement or (b) require any material additional actions by Holder in connection with consents, authorizations, or approvals of, or filings, declarations or registrations with, any Governmental Authority under applicable Law.

Section 7.                Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Section 8.                Specific Performance; Submission to Jurisdiction; Waiver of Jury Trial. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the State of Delaware), and any appellate court from any thereof, in any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such Action shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery lacks subject matter jurisdiction, the state or federal courts in the in the State of Delaware), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue

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of any Action arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the aforementioned courts, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 9 shall be effective service of process for any Action brought in any such court. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR BY THE MERGER AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 9.                Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand, (b) when sent by e-mail (so long as the sender does not receive an automatic reply or similar notification of a failure of delivery) or (c) one (1) Business Day following the day sent by a national overnight courier or an internationally recognized overnight courier, in each case, at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Holdings, Parent or Merger Sub, to:

c/o New Enterprise Associates
1954 Greenspring Drive, Suite 600
Timonium, MD 21093
Attention: Stephanie Brecher

Email: [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 N. Wabash Ave., Suite 2800

Chicago, IL 60611

Attn: Daniel R. Breslin and Max Schleusener

Email: daniel.breslin@lw.com; max.schleusener@lw.com

If to Holder, to the address set forth on Holder’s signature page hereto.

Section 10.             Assignment. No party shall have the right or the power to assign or delegate any provision of this Agreement except with the prior written consent of Holdings, in the case of an assignment or delegation by Holder, or with the prior written consent of Holder, in the case of an assignment or delegation by Holdings, Parent or Merger Sub; provided, Holder may, without the prior written consent of Holdings, assign or delegate this Agreement to an Affiliate of Holder that becomes a holder of any Rollover Shares. Except as provided in the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors, assigns, executors and administrators.

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Section 11.             Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which taken together, shall constitute one and the same document.

Section 12.             Entire Agreement. This Agreement (including the exhibits hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, subject to Section 13, may be amended only in a writing executed by the party to be bound thereby.

Section 13.             Termination of Agreement. This Agreement may be terminated by the mutual written consent of Holdings and Holder, and this Agreement shall terminate automatically, without any action of the parties hereto, upon the earlier of (a) the termination of the Merger Agreement and (b) the date that is six (6) months after the initial Outside Date under the Merger Agreement. Upon such termination, this Agreement shall not have any further force or effect and no party shall have any further liability or obligation hereunder; provided that termination of this Agreement shall not relieve Holder of liability for any fraud or willful breach of this Agreement occurring prior to such termination (it being understood that, following termination of this Agreement, liabilities of Holdings and its respective Affiliates with respect to the transactions contemplated by this Agreement and the Merger Agreement shall be limited to the obligations of Parent under Section 8.3 of the Merger Agreement).

Section 14.             Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person not a party to this Agreement, except the Company is an express third-party beneficiary of this Section 14, Section 3.2 and the last sentence of Section 5.3, and, notwithstanding anything herein to the contrary, none of this Section 14, Section 3.2 and the last sentence of Section 5.3 shall be amended or waived without the prior written consent of the Company.

Section 15.             Non-Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder or other securityholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by

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statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have hereby executed this Rollover Agreement as of the date first above written.

NH HOLDINGS 2025 SPV, L.P.

By: __________________________________
Name:
Title:

NH HOLDINGS 2025, INC.

By: __________________________________
Name:
Title:

NH HOLDINGS ACQUISITION 2025, INC.

By: __________________________________
Name:
Title:

[Signature Page to Rollover Agreement]

[HOLDER]

By: __________________________________
Name:
Title:

Print Address: _________________________

_________________________

_________________________

Email:               _________________________

Rollover Details:

•	Number of Rollover Shares:
o	[●] shares of Company Common Stock (including [●] shares of Company Common Stock to be received in connection with the exercise of Company Warrants)
o	[●] shares of Company Series A Preferred Stock
o	[●] shares of Company Series B Preferred Stock

[Signature Page to Rollover Agreement]